EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANTICIPATES FOURTH QUARTER 2005
REVENUES OF APPROXIMATELY $32.7 MILLION

2005 healthcare revenues increase 2 percent for fourth quarter and 9 percent for full year

ALPHARETTA, GA, January 23, 2006 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD) announced today that it expects to report revenues from its healthcare operations of $32.1 million and $129.9 million in the fourth quarter and full year of 2005, respectively, which represent growth over the same 2004 periods of approximately $687 thousand, or 2.2 percent, and $10.7 million, or 9.0 percent, respectively. The Company’s consolidated revenues are generated primarily from its healthcare operations with the balance related to its OTI division.

The Company expects to report consolidated revenues for the quarter and full year ended December 31, 2005 of approximately $32.7 million and $134.5 million, respectively, versus consolidated revenues of $33.1 million for the fourth quarter of 2004 and $126.6 million for the full year of 2004. The Company’s expected consolidated revenues for the full year of 2005 represent a 6 percent increase over revenues reported for the full year of 2004.

The Company has not yet completed its accounting for 2005. The Company’s expectations about what it will report for revenues for the fourth quarter and full year of 2005 are tentative pending the completion of such accounting.

Conference Call: The Company’s results of operations for the quarter and full year ended December 31, 2005 are scheduled to be released on Thursday, February 23, 2006. A conference call will be conducted by Dan R. Lee, President and CEO, and Jerry Wilson, CFO, at 4:30 p.m. Eastern Time on Thursday, February 23, 2006, and will be accessible to the public by calling 1-877-407-9210, Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, log on to: www.microtekmed.com

A conference call replay will be available through 11:59 p.m. Eastern Time on March 2, 2006 and can be accessed by calling 1-877-660-6853 or (international) 1-201-612-7415; for both reference conference call account #286, Conference ID #189159.

About Microtek Medical: Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations
Investorrelations@microtekmed.com